Exhibit 99.1

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483.2000 www.sjm.com

Contacts:	Angie Craig	Kathleen Janasz
Investor Relations	Media Relations
651-481-7789	651-415-7042

St. Jude Medical Reports Third Quarter Sales and Earnings

ST PAUL, Minn.– October 18, 2006 – St. Jude Medical, Inc., (NYSE: STJ) today reported results for the third quarter ended September 30, 2006. The Company reported net sales of $821 million, an increase of 11% compared to the $738 million reported in the third quarter of 2005. Favorable foreign currency translation comparisons increased third quarter sales by about $7 million.

Reported net earnings for the third quarter of 2006 were $116 million, or $0.32 per diluted share. Reported net earnings for the third quarter of 2006 include a pre-tax charge of approximately $35 million, or $0.06 per share, related to the previously announced combination of St. Jude Medical’s Cardiac Surgery and Cardiology divisions and changes to enhance the efficiency and effectiveness of the Company’s sales and customer service operations in certain international geographies. Reported net earnings for the third quarter of 2006 also include a pre-tax charge of approximately $18 million, or $0.03 per share, related to stock based compensation. This compares to reported net earnings of $168 million, or $0.44 per diluted share, in the third quarter of 2005.

Commenting on third quarter 2006 results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our third quarter results reinforce our optimism that we are well positioned to return to stronger growth in 2007 and beyond. We believe that we continued to gain market share in ICDs, pacemakers and atrial fibrillation products, all of which are key to our long-term success.”

Sales results for each of the business segments are detailed below.

Cardiac Rhythm Management

Third quarter ICD product sales were $271 million, a 2% decrease compared to the third quarter of 2005.

Third quarter pacemaker sales were $248 million, an increase of 7% from the comparable quarter of 2005.

Atrial Fibrillation

Atrial fibrillation product sales for the third quarter totaled $81 million, a 29% increase over the third quarter of 2005.

Cardiology

Total sales of cardiology products for the third quarter were $109 million, a 4% increase over the comparable period in 2005. Within this category of products, vascular sealing device sales for the third quarter of 2006 totaled $84 million, a 6% increase over the third quarter of last year.

Cardiac Surgery

Total cardiac surgery sales for the third quarter of 2006 were $68 million, a 10% increase over the third quarter of last year. Sales of heart valve products this quarter were approximately $64 million, up 10% when compared with the third quarter of last year.

Neuromodulation

St. Jude Medical sales of neuromodulation products were approximately $44 million in the third quarter of 2006, up 13% from Advanced Neuromodulation Systems’ stand-alone sales in the third quarter of 2005. St. Jude Medical did not have neuromodulation sales during the third quarter of 2005.

Fourth Quarter and Full-Year Earnings Guidance

During a conference call today, St. Jude Medical will provide sales and earnings guidance for the fourth quarter and for the full-year 2006. The Company expects its consolidated earnings for the fourth quarter of 2006 to be in the range of $0.38 to $0.40 per diluted share.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, restructuring charges, litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. The Company’s non-GAAP adjusted net earnings also exclude stock-based compensation expense which the Company started recording under FAS 123R in the first quarter of 2006. St. Jude Medical management uses adjusted net earnings and adjusted earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis. The Company’s non-GAAP adjusted earnings per share include the effects of FAS 123R on the number of diluted shares used in calculating non-GAAP adjusted earnings per share.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s third quarter earnings conference call can be heard live today at 7:30 a.m. CT (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1370509.

(Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists).

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 11,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, regulatory approvals, anticipated future product launches, revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on March 16, 2006 (see Item 1A on pages 15-21) and in the Company’s Quarterly Report on Form 10-Q filed on August 7, 2006 (see page 31 and Item 1A on page 32). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30				Nine Months Ended September 30
	2006		2005		2006		2005
Net sales	$821,278		$737,780		$2,438,616		$2,125,344
Cost of sales:
Cost of sales before special charges	225,179		200,735		660,590		589,636
Special charges	15,108				15,108
Total cost of sales	240,287		200,735		675,698		589,636
Gross profit	580,991		537,045		1,762,918		1,535,708

Selling, general & administrative	290,424		243,551		875,654		700,184
Research & development	108,674		97,493		322,772		264,285
Purchased R&D							26,100
Special charges (credits)	19,719		(11,500)		19,719		(11,500)

Operating profit	162,174		207,501		544,773		556,639
Other income (expense)	(9,159)		3,917		(15,082)		7,038
Earnings before taxes	153,015		211,418		529,691		563,677
Income tax expense	37,475		43,631		136,050		175,058
Net earnings	$115,540		$167,787		$393,641		$388,619

Adjusted net earnings (Non-GAAP)	$149,902	(1)	$153,157	(2)	$452,729	(3)	$427,089	(4)

Diluted earnings per share	$0.32		$0.44		$1.05		$1.03
Adjusted diluted earnings per share (Non-GAAP)	$0.41	(1)	$0.40	(2)	$1.21	(3)	$1.13	(4)

Weighted average shares outstanding-diluted	365,171		380,957		375,110		377,817

(1)	Adjusted third quarter 2006 net earnings and adjusted diluted net earnings per share exclude after tax charges of:
–	$12,348, or $0.03 per share, related to stock based compensation
–	$22,014 or $0.06 per share, related to restructuring plans

(2)	Adjusted third quarter 2005 net earnings and adjusted diluted net earnings per share exclude after tax charges and credits of:
–	$6,200 contribution, or $0.02 per share, to the St. Jude Medical Foundation, recorded as a charge to SG&A expense
–	$7,130 credit, or $0.02 per share, for the reversal of accrued Symmetry™ Bypass System legal costs, net of settlement costs
–	$13,700 reversal, or $0.04 per share, of previously recorded income tax expense due to the finalization of certain tax examinations

(3)	Adjusted first nine months of 2006 net earnings and adjusted diluted net earnings per share exclude after tax charges of:
–	$37,074, or $0.10 per share, related to stock based compensation
–	$22,014, or $0.06 per share, related to restructuring plans

(4)	Adjusted first nine months of 2005 net earnings and adjusted diluted net earnings per share exclude after tax charges and credits of:
–	$6,200 contribution, or $0.02 per share, to the St. Jude Medical Foundation, recorded as a charge to SG&A expense
–	$26,100 purchased R&D charges, or $0.07 per share, related to the acquisitions of Endocardial Solutions, Inc. and Velocimed, LLC
–	$7,130 credit, or $0.02 per share, for the reversal of accrued Symmetry™ Bypass System legal costs, net of settlement costs
–	$27,000 income tax expense, or $0.07 per share, on the repatriation of $500 million under the American Jobs Creation Act of 2004
–	$13,700 reversal, or $0.04 per share, of previously recorded income tax expense due to the finalization of certain tax examinations

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
Cash & cash equivalents	$70,289	$534,568
Accounts receivable, net	868,327	793,929
Inventories	438,401	378,456
Other current assets	258,681	234,188
Property, plant & equipment, net	572,203	438,416
Goodwill	1,639,023	1,634,973
Other intangible assets, net	560,308	572,246
Other assets	267,832	258,064
Total assets	$4,675,064	$4,844,840

Current portion of long-term debt	$660,000	$876,000
Other current liabilities	607,030	658,382
Long-term debt	358,197	176,970
Deferred income taxes	178,817	157,443
Long-term other liabilities	109,469	93,000
Total equity	2,761,551	2,883,045
Total liabilities & equity	$4,675,064	$4,844,840